Exhibit 10.4

EXECUTION COPY

CONSULTING AGREEMENT

Agreement made this 18th day of July, 2017 by and between BARNES & NOBLE, INC., a Delaware limited liability company having its principal place of business at 122 Fifth Avenue, New York, New York 10011 (“B&N”), and David Deason, having a principal place of business at                                           (“Consultant”).

1. Scope of Work. All work to be performed by Consultant shall be documented in a Statement of Work (“SOW”) signed by each party, which SOW shall be incorporated into and become part of this Agreement (such work, collectively, the “Services”). SOWs will be substantially in the form attached hereto as Exhibit 1 and will be numbered sequentially for identification. Consultant will use Consultant’s own hardware and property for all work related to this project. In the event that B&N delivers any hardware or property to Consultant in order for Consultant to use in connection with the provision of the Services (for example, laptop, e-reader, badge, or other devices, or property), then Consultant will return said hardware and property to B&N the earlier of upon request or the termination of this Agreement.

2. Compensation/Expenses. B&N shall pay Consultant for Services as requested by B&N and rendered by Consultant as set forth on the SOW. Both time and materials and fixed price SOWs may be entered into hereunder. B&N shall also reimburse Consultant for travel (except local commuting) and other reasonable and necessary out-of-pocket expenses incurred by or on behalf of Consultant in connection with the Services performed hereunder; however, out of the ordinary course expenses shall be subject to prior written approval by B&N. Consultant shall provide reasonable documentation to employer regarding any expenses. Consultant is responsible for all taxes on compensation related to this Agreement.

3. Invoices/Payment. Consultant shall furnish B&N with invoices itemizing in reasonable detail the Services performed, time spent, and amount owed for fees and expenses. B&N agrees to pay Consultant within 30 days after receipt of each invoice except for any disputed invoices and both parties agree to work in good faith to endeavor to resolve any such disputes. B&N reserves the right not to pay any invoice that fails to comply with these requirements.

4. Personnel. The Services shall be performed by Consultant personally and not subcontracted.

5. Proprietary Rights. B&N shall own all right, title and interest in and to the documents, information, ideas, techniques, inventions, processes and materials created by Consultant in connection with the performance of Services under this Agreement or arising from such Services (collectively, “Works”). Consultant hereby automatically assigns to B&N, at the time of creation of the Works and without any requirement of further consideration, all right, title and interest (including all patent rights, copyrights, trade secrets and other intellectual property rights in and to such Works). To the extent possible, such Works shall be considered a “work made for hire” for B&N within the meaning of Title 17 of the United States Code. Consultant agrees to fully cooperate with B&N to enable B&N to obtain patent, trademark, service mark and/or trade name registration or copyright protection therefor and to otherwise protect B&N’s rights in the Works including without limitation execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Nothing herein shall be construed to restrict, impair or deprive Consultant of any of its rights or proprietary interest in technology or products that existed prior to and/or independent of the performance of services or provision of materials under any SOW.

6. Confidentiality. In connection with the Services to be performed hereunder, B&N may disclose technical, financial, business or other information which is confidential, proprietary and constitutes valuable trade secrets of B&N. Consultant will use such information solely for the purposes of performing Services in accordance with this Agreement. Consultant will hold all such information and all information generated in performance of the Services in strict confidence indefinitely (even beyond the term and termination of this Agreement) and will not disclose such information without prior authorization from B&N’s Chief Executive Officer, CFO, or the General Counsel. Consultant shall not use the name or any trademark of B&N in any manner, including, without limitation, in any press release or other advertising materials, without the prior written consent of B&N.

7. Warranties. Consultant warrants that he/she is not bound by any agreement with any current or former employer or other party that would prevent him/her from fully performing hereunder. Consultant further warrants that neither Services performed hereunder nor Works produced hereunder will infringe or otherwise violate the legal rights of any party, and warrants that his/her performance of the Services shall comply with all applicable laws and regulations. Consultant warrants that all Services will be performed in a competent, professional, and workmanlike manner. Consultant warrants that he/she is authorized to perform Services in the United States. Consultant will defend, indemnify and hold B&N harmless against and from all claims, damages, injuries, cost, expenses and losses arising out of Consultant’s breach of a breach of the obligations of Confidentiality in paragraph 6, as well as the Warranties in this paragraph 7.

8. Term. This Agreement shall become effective as of the date first shown above and will continue in full force and effect for one year unless and until terminated as provided hereunder; provided that the term of each SOW shall be listed thereon. Unless explicitly set forth to the contrary in any SOW, B&N may, at its sole option, terminate this Agreement or any SOW, or any portion thereof, upon giving five (5) business days written notice to Consultant. Upon receipt of such notice, Consultant shall advise B&N of the extent to which performance has been completed through such date, and collect and deliver to B&N whatever work product then exists in the manner requested by B&N, but in no event later than ten (10) business days from such notice. Consultant shall be paid for all work performed through the date of termination. If B&N, in advance of services performed, has made any advanced payments to Consultant, Consultant shall refund B&N in respect of such services that have not been performed by Consultant. Upon termination or completion of performance, or at any time prior thereto upon B&N’s request, Consultant shall return to B&N all documentary information or materials, including all copies in all medium, received from B&N or generated by Consultant during the term of this Agreement in performance of the Services.

9. Independent Contractor. Consultant is an independent contractor and nothing contained herein shall be deemed to make him/her an employee of B&N. Consultant does not have the authority to represent or bind B&N in any manner and agrees not to hold him/herself out as having that authority. Consultant is not entitled to participate in any of the Company’s benefits plans, and expressly waives such participation, even if his/her employment is reclassified by any government agency or agency or court.

10. Governing Law/Severability. This Agreement shall be governed by the laws of the State of New York. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the validity or enforceability of any other provision of this Agreement.

11. Assignment. The rights of Consultant hereunder shall not be assigned or transferred without B&N’s prior written consent.

12. Entire Agreement. This Agreement sets forth the entire understanding between the parties and supersedes any oral negotiations and prior writing with respect to the subject matter hereof. This Agreement may not be amended except in writing signed by them. The provisions of Paragraphs 5 through 7 will survive the expiration or termination of this Agreement.

13. Non-Solicit; Non-compete. Without the prior written consent of B&N, Consultant shall not recruit or hire any employee of B&N who is or has been assigned to assist or work with any employee of Consultant until one (1) year after the completion or termination of work on any SOW. Consultant acknowledges that services performed for B&N may relate to past, present or future strategies, plans, business activities, methods, processes and/or information which afford B&N certain competitive or strategic advantages. To further ensure the protection of B&N’s interests in this regard, Consultant agrees during the term of this Agreement and for a period of six (6) months thereafter, Consultant shall not perform or agree to perform services or provide materials or information, directly or indirectly, for or in support of any Competitor of B&N. “Competitor” shall mean Amazon.com and any entity whose principal business is the retail sale of books, including, without limitation, Books a Million. Each party acknowledges and agrees that, in the event of a breach or threatened breach of this paragraph 13, the aggrieved party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as if the date first written above.

BARNES & NOBLE, INC.		CONSULTANT

By:		By:
	Name: Bradley A. Feuer		Name: David Deason
	Title: Vice President, General Counsel		SS#:

Statement of Work No. 1

Consultant:	David Deason
Address:

Telephone:
Date:	July 18, 2017

This Statement of Work is issued pursuant to the Consulting Agreement, dated July 18, 2017 (“Agreement”) between BARNES & NOBLE, INC. and the above-named Consultant. Any term not otherwise defined herein, shall have the meaning specified in the Agreement. Set forth below is a complete description of the services, deliverables and/or other tasks to be accomplished, milestones / schedule of services, the charges and/or rates applicable to this SOW and other mutually agreeable information:

Nature and Scope of Services: David Deason (Consultant) will provide analysis, review, negotiation, and strategic management for Barnes & Noble’s existing store portfolio/real estate as well as identifying and developing new store opportunities. Recommendations for extensions and renewals will be communicated to appropriate B&N Real Estate contacts, and documentation will be delivered to Jean Rouda or other Lease Administration contacts for processing as needed. New store development opportunities will be presented to Demos Parneros (CEO) or the then current Vice President of Development (or equivalent position) for approval.

Unless otherwise agreed in writing by the parties, Consultant will provide services only for the following geographic areas: Texas, Oklahoma, Kansas, Nebraska, South Dakota, North Dakota, Wyoming, Montana, Colorado, New Mexico, Arizona, Utah, Idaho, Washington, Oregon, Nevada, California.

In addition David Deason will provide advisory services to the other members of the B&N Real Estate team as needed and as requested.

Term: Commencing July 18, 2017 and terminating the latter of a) 30 days after receipt of written notice from either party or b) December 31, 2017. Notwithstanding any other provision set forth in the Agreement, Consultant shall be guaranteed payment through December 31, 2017.

Fee: $35,000 monthly (pro-rated for any partial month)

Expenses: Travel expenses related to performing the above services will be billed to B&N and reimbursed to David Deason in accordance with the terms set forth in the Consulting Agreement.

COBRA coverage: Consultant’s employment with B&N terminated July 17, 2017. If Consultant elects COBRA coverage during the term of this SOW following such termination, B&N shall guarantee Consultant with the subsidized employee COBRA rate through December 31, 2017

IN WITNESS WHEREOF, the parties hereto have executed this SOW to the Agreement as of the date first above written.

BARNES & NOBLE, INC.		CONSULTANT

By:
	Name: Bradley A. Feuer	David Deason
Title: Vice President, General Counsel